                                                                    EXHIBIT 4.04

                              SECOND AMENDMENT TO
                           THIRD AMENDED AND RESTATED
                          INVESTORS' RIGHTS AGREEMENT

     This Second Amendment is entered into as of February 23, 2000 by and between Centaur Pharmaceuticals, Inc., a Delaware corporation (the "Company")
                                                                    -------
and those persons who are parties to that certain Third Amended and Restated Investors' Rights Agreement dated February 14, 1997, as amended June 9, 1998 (the "Investors' Rights Agreement").
      ---------------------------

                                    RECITALS
                                    --------

     A. The Investors' Rights Agreement currently provides, among other things, for the Company to provide to the stockholders who are parties thereto certain registration rights in connection with certain registered public offerings of the Company's Common Stock.

     B. The Investors' Rights Agreement also contains a "market stand-off agreement" which prohibits stockholders who are parties thereto from selling or otherwise transferring shares of the Company's stock held by them for a period of 180 days after the Company's first registration statement which includes securities to be listed on certain enumerated stock exchanges or quotation systems.

     C. The Company is currently planning to undertake an offering of approximately $12.5 million of Common Stock, which shares are to be registered with the SEC, and which offering would be underwritten by Bank Vontobel AG, but such shares would not be listed on any securities exchange or quotation system (the "Offering").
      --------

     D. The undersigned desire to waive any right they may have to include shares in the Offering, and to make certain changes to the market stand-off provision.

     NOW, THEREFORE, THE PARTIES HERETO HEREBY AGREE AS FOLLOWS:

     1. Any registration rights that may be applicable to the Offering, including any advance notice requirements related thereto, are hereby waived.

     2. Section 2.9 of the Investors' Rights Agreement (which relates to the market stand-off agreement) is hereby amended and restated in its entirety to read as set forth on Exhibit A, for the purposes of clarifying the applicability
                     ---------
of the market stand-off to any future Company offering which is listed on a recognized securities exchange or quotation system.

     3. All other provisions of the Investors' Rights Agreement not inconsistent with the foregoing shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first date written above.

Centaur Pharmaceuticals, Inc.                        Stockholders
By:   /s/ Charles R. Engles                          [*Signatures Omitted*]
     ----------------------------------              -------------------------------------------------------
                                                     Print Stockholder name
Its:   Acting Chief Operating Officer
     ----------------------------------
                                                     -------------------------------------------------------
                                                     Signature of Stockholder or Authorized Signatory

                                                     -------------------------------------------------------
                                                     Name and Title of Authorized Signatory, if applicable

                                   Exhibit A
                                   ---------

     2.9  "Market Stand-Off" Agreement.  Each Holder hereby agrees that such
           ---------------------------
Holder shall not, to the extent requested by the Company or an underwriter of securities of the Company, sell or otherwise transfer or dispose of any Registrable Securities or other shares of stock of the Company then beneficially owned by such Holder (other than to donees or partners of the Holder who agree to be similarly bound) for up to one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act; provided, however, that:
                --------  -------

          (a) such "market stand-off" agreement shall be applicable only to the first registration statement of the Company which covers securities to be sold on its behalf to the public in an underwritten offering in which shares are listed on the Nasdaq National Market, the Neuer Market of the Frankfurt Stock Exchange, the Swiss New Market (a trading segment of the SWX Swiss Exchange), or other similarly recognized securities exchange or quotation system, but not to Registrable Securities sold pursuant to any such registration statement; and

          (b) all executive officers and directors of the Company then holding Common Stock of the Company enter into similar agreements.

In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the shares subject to this Section and to impose stop transfer instructions with respect to the Registrable Securities and such other shares of stock of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.


Note: The above provision is identical to how Section 2.9 currently reads, except that subsection (a) of the provision currently reads as follows:


     (a) such agreement shall be applicable only to (i) a registration statement relating to a sale by the Company, on or after September 25, 1998 and on or before December 15, 1998, of not less than 1.2 million shares of the Company's Common Stock for the account of the Company at a price to the purchaser (before deduction of underwriters discounts, commissions and the like) of not less than $11.00 per share, and (ii) the first registration statement of the Company which covers securities to be sold on its behalf to the public in an underwritten offering in which shares are listed on the Swiss Exchange, New York Stock Exchange, American Stock Exchange or Nasdaq National Market, but not to Registrable Securities sold pursuant to any such registration statement;
and